Bodisen Biotech Provides 2006 Updated Guidance
and Operations Update
--Company Provides Update on Xinjiang Factory, Signs $43.8 Million in Contracts from November Trade Shows--

Shaanxi, China — January 8, 2007 -- Bodisen Biotech, Inc. (AMEX:BBC, London AIM:BODI, website: www.bodisen.com), today provided updated guidance for the year ended December 31, 2006 and an update on its operations.

Update on 2006 Guidance and Operations

The Company stated that it expects to record total annual revenues of approximately $43 million and net income of approximately $12.9 million or approximately 30% net income margin, for the twelve months ended December 31, 2006, excluding any extraordinary legal and other expenses related to the Company’s Amex deficiency issue and stockholder lawsuits. In 2005, the Company recorded $31.0 million in revenues and net income of $7.4 million.

Factors influencing its results for 2006 include:
•
A delay in the launch of its Mancozeb product line. Prior to the launch, the Chinese government pesticide office instituted a review of all pesticide production companies and as a result, required that the Company suspend the installation of Mancozeb facility pending the completion of the government review. The Company expects to continue the installation and launch of Mancozeb facility after it receives government pesticide office approval.

•
Road construction in front of one of its factories, which impacted the Company’s ability to receive supplies and ship products. The Company had previously stated that it did not expect the road construction to have any material impact on its operations but has since determined that the construction, which began in mid-2006, did materially impact its business for the year. The Company stated that the main road construction is completed and that construction on a service road between the main road and the road in front of factory is still underway and is currently expected to be completed by the end of March 2007.

•
A planned month-long shutdown of its factories and existing production lines during the fourth quarter to conduct scheduled maintenance. The maintenance was conducted to ensure that the Company’s lines were in optimum condition to meet 2007 production requirements.

Update on Xinjiang Factory and Clarification of A La Er Agreement

The Company also provided clarification on an agreement it signed in June 2006 with the city government of A La Er, which is located in Xinjiang province. The Company previously stated that it had signed new product supply contracts totaling 200,000 metric tons of bio compound fertilizers with A La Er. Bodisen’s agreement with A La Er does not provide any guarantee of product sales and is not a sales contract. Under the terms of the agreement the city government of A La Er has agreed to provide Bodisen with reduced utility rates, income tax exemption status for all products sold in the region through 2010 and a portion of test land to demonstrate the effectiveness of its products on local crop yields. In exchange, Bodisen agreed to invest in the construction of a manufacturing facility that will be able to produce up to 200,000 metric tons of fertilizer and pesticide products. Construction of the facility began late in the third quarter of 2006 and the Company currently expects to begin initial production at the new facility during the third quarter of 2007. The Company believes that with the strong government support it is receiving and the regional market demand for fertilizer and pesticide products that Xinjiang represents a significant long-term growth opportunity for Bodisen.

Update on November 2006 Trade Show Sales

The Company has signed a total of approximately $43.8 million in contracts for 2007 product delivery with new and existing wholesale distributors during two major agricultural trade shows in November. The Company stated that its existing Yanling factory is sufficient to meet these contract demands.

“Generally speaking, we are pleased with the results of the November Yangling High tech Exhibition and Xiamen Plant Protection Exhibition, which do not include the partial sales revenues we expect to achieve from our expansion into the Xinjiang region in 2007,” said President Bo Chen.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. Ranked the 16th fastest growing company in China by Forbes China in January 2006, the Company is headquartered in Shaanxi province and is a Delaware corporation. The Company's environmentally friendly “green” products have been proven to improve soil and plant quality, and increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties, and the outcome of events may differ materially from those described in the forward-looking statements, including but not limited to statements regarding 2006 revenues and net income, the launch of the Mancozeb production line, and the anticipated completion of road construction.

Investor Relations:
info@bodisen.com